SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant  //
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement  / / Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/x/ Soliciting Material Pursuant to Rule 14a-12

                            WACHOVIA CORPORATION
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              (Name of Registrant As Specified In Its Charter)

                            SUNTRUST BANKS, INC.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/x/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)       Proposed maximum aggregate value of transaction:

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5)       Total fee paid:

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/ /      Fee paid previously with preliminary materials.

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/ /      Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:

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2)       Form, Schedule or Registration Statement No.

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4)       Date filed:

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                       [Logo of SunTrust Banks, Inc.]

Contacts:
Investors                        Media                George Sard/
Gary Peacock                     Barry Koling         Debbie Miller/
SunTrust                         SunTrust             Denise DesChenes
404-658-4879                     404-230-5268         Citigate Sard Verbinnen
                                                      212-687-8080

For Immediate Release
May 30, 2001

                     SUNTRUST UPDATES INVESTMENT COMMUNITY;

           MOVING AHEAD WITH SUPERIOR PROPOSAL TO MERGE WITH WACHOVIA

            Files Federal Reserve Application And Amended Preliminary
           Proxy Statement; Will Solicit Wachovia Shareholders To Vote
                  Against First Union Transaction On August 3

ATLANTA, GA -- SunTrust Banks, Inc. (NYSE: STI) today told investors it is moving ahead with its proposal to merge with Wachovia Corporation (NYSE:
WB) and that it is filing the required application with the Federal Reserve today and has refiled its preliminary proxy statement to solicit Wachovia shareholders to vote against the First Union/Wachovia transaction at a special shareholder meeting on August 3, 2001. SunTrust plans to mail its proxy statement to Wachovia shareholders as soon as it is permitted to do so by the Securities and Exchange Commission.

         In a conference call with the investment community today, Phil Humann, SunTrust Chairman, President and Chief Executive Officer, said SunTrust believes its proposal is superior in many ways to the First Union/Wachovia transaction, despite the fact that First Union and Wachovia have amended their transaction three times since SunTrust made its proposal. SunTrust's proposal offers:

 o Higher current value: SunTrust's proposal offers a current premium. At yesterday's closing prices, SunTrust's proposal offers Wachovia shareholders $2.08 per share more than the First Union/Wachovia transaction, or additional total value of approximately $437 million.

o Stronger currency: SunTrust offers Wachovia shareholders a demonstrably stronger currency than First Union. SunTrust has delivered stronger price performance and higher total returns to shareholders than First Union over the past 1, 5 and 10 years.

o Faster earnings growth: Based on historical results and analyst 2001 estimates, SunTrust's five- year compound annual growth rate in core earnings per share was 12% (adjusted for stock splits and excluding non-recurring items and merger-related restructuring charges) compared to -4% for First Union on the same basis.

o Simpler and better dividend: SunTrust believes its proposal offers a simpler and better dividend. In addition to increasing the per share annual dividend on its common stock to $2.22 so Wachovia shareholders would receive on a pro forma basis the same $2.40 annual dividend they currently receive, the SunTrust proposal provides the opportunity to share in its dividend growth. SunTrust has raised its dividend every year for the past 16 years and never cut it -- and has significant additional capacity for dividend increases. First Union proposes two alternatives to supplement its per share annual dividend of $1.92 on a pro forma basis - either a special dividend of $0.48 per share that applies for only one year or a complex new preferred stock whose workings First Union and Wachovia have not fully disclosed.

o Lower integration risk: SunTrust believes its proposal offers lower integration risk. First Union has estimated higher cost savings of $890 million, 78% higher than SunTrust's more conservative estimate of $500 million. The First Union proposal will result in 3,000 more job losses and 125- 150 more branch closures, which SunTrust believes will lead to greater disruption for customers, employees and communities.

o Stronger capital position: SunTrust believes the tangible common ratio is the most appropriate measure of capital strength, and on this basis SunTrust will have a stronger capital position than First Union. SunTrust's estimated pro forma tangible common ratio will be 5.63%, well above First Union's 4.78%.

o Superior credit quality: SunTrust has a history of credit quality superior to First Union and far better credit quality today. As of March 31, 2001, the most recent statistics available, SunTrust's net charge-off ratio was .38%, well below First Union's .53%, and a non-performing asset ratio of .52%, far better than First Union's 1.30%.

         Mr. Humann stated, "Our goal today is to set the record straight and make sure Wachovia shareholders have facts, not promises or projections, upon which to base their decision about which of two competing merger proposals is superior. Wachovia shareholders do have a choice. We have been gratified by the positive reaction to our proposal and are strengthened in our conviction it is better for all Wachovia constituents - shareholders, employees, customers and communities. In our view, the simple reality remains that SunTrust is offering a higher current value, a stronger currency, a history of faster earnings growth, a simpler and better dividend, lower integration risk, a stronger capital position, and superior credit quality. That is the message we will be taking to Wachovia shareholders and we have confidence they will respond positively."

         SunTrust Banks, Inc. is the nation's ninth-largest commercial banking organization. The Company operates through an extensive distribution network in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage and capital markets services.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust and Wachovia, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made. On May 14, 2001, SunTrust filed with the SEC a preliminary proxy statement for solicitation of proxies from Wachovia stockholders in connection with the Wachovia 2001 annual meeting of stockholders. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in the proposed transaction. Investors and security holders are urged to read the proxy statement and registration statement (when available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the proxy statement and the registration statement (when available) and other relevant documents at the SEC's Internet site. The proxy statement, the registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E.,
Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753). SunTrust, its directors and executive officers and certain other persons may be deemed to be "participants" in SunTrust's solicitation of proxies from Wachovia stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in SunTrust's preliminary proxy statement on
Schedule 14A, filed with the SEC on May 14, 2001.